UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2011

BLACKBAUD, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-50600	11-2617163
(Commission File Number)	(IRS Employer ID Number)

2000 Daniel Island Drive, Charleston, South Carolina   29492

                                                         (Address of principal executive offices)                             (Zip Code)

Registrant’s telephone number, including area code    (843) 216-6200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers;

(e) On December 13, 2011, Blackbaud, Inc. entered into Amendment No. 1 (the “Chardon Amendment”) to the Amended and Restated Employment and Noncompetition Agreement dated January 28, 2010 (the “Agreement”) with Marc Chardon, Blackbaud’s President and Chief Executive Officer. The Chardon Amendment revises certain provisions of the Agreement as follows:

•

Under the Chardon Amendment, the term of Mr. Chardon’s employment will no longer automatically renew for successive one year periods after December 31, 2012. Blackbaud’s Board of Directors must elect to renew Mr. Chardon’s employment annually after December 31, 2012 and provide him written notice of such renewal.

•

To reinforce Blackbaud’s commitment to pay-for-performance, the Chardon Amendment eliminates the annual equity bonus payable in stock appreciation rights provided for in the Agreement and replaces it with a possible annual performance-based equity bonus payable in restricted stock units with a target value of $500,000.

•

Under the Chardon Amendment, if Blackbaud terminates Mr. Chardon without cause or Mr. Chardon resigns for good reason (as defined in the Agreement), the unvested restricted stock units will vest as long as they would have vested had Mr. Chardon remained employed with Blackbaud until the end of the first performance period ending after Mr. Chardon’s termination. If Blackbaud terminates Mr. Chardon for cause or Mr. Chardon resigns without good reason or declines Blackbaud’s offer to renew the Agreement, unvested restricted stock units will be forfeited to Blackbaud. If, within 12 months after a change in control of Blackbaud, Blackbaud terminates Mr. Chardon without cause or Mr. Chardon resigns with good reason, the unvested restricted stock units will vest at target and without regard to the achievement of any performance goals. If Blackbaud fails to renew the Agreement either during discussions that ultimately lead to a change in control of Blackbaud or within 12 months after a change in control of Blackbaud, the unvested restricted stock units also will vest at target and without regard to the achievement of any performance goals.

•

The Chardon Amendment adds a clawback provision to the Agreement pursuant to which Mr. Chardon must return to Blackbaud all incentive-based compensation he receives from Blackbaud to the extent required by any Blackbaud clawback or recoupment policy, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and/or Section 303 of the Sarbanes Oxley Act of 2002.

•

The Chardon Amendment revises the timing of payments to be made upon separation from service under the Agreement and makes other technical revisions to the Agreement in light of the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and related guidance issued by the Internal Revenue Service.

•

The Chardon Amendment eliminates Mr. Chardon’s right to a tax gross-up in the event that payments that might be due to him under the Agreement on termination of employment are subject to additional taxes because the payments are not in compliance with Section 409A.

•

The Chardon Amendment changes provisions in the Agreement relating to health benefits after involuntary termination of employment without cause to provide that the benefits will be provided by reimbursing the COBRA premium payment he pays rather than by continuing his participation in the health plan on a pre-tax basis.

•

The Chardon Amendment provides more detail on the procedure for determining whether change in control payments that might be due to him will be reduced to the extent the reduction provides an after-tax benefit after application of the taxes under Section 4999 of the Internal Revenue Code of 1986, as amended that is greater than if the payments had not been reduced.

All other provisions of the Agreement remain unchanged from the form of Agreement previously described in and filed with Blackbaud’s Securities and Exchange Commission filings.

The foregoing description of the Chardon Amendment is qualified in its entirety by reference to the full and complete terms contained in the Chardon Amendment, which is filed as Exhibit 10.51 to this report and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

10.51	Amendment No. 1 to the Amended and Restated Employment and Noncompetition Agreement dated December 13, 2011 between Blackbaud, Inc. and Marc Chardon.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKBAUD, INC.

Date: December 16, 2011	/s/ Anthony W. Boor
Anthony W. Boor, Senior Vice President and Chief Financial Officer